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As filed with the Securities and Exchange Commission on August 27, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Graphic Packaging Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	58-2205241 (I.R.S. Employer Identification No.)

814 Livingston Court
Marietta, Georgia 30067
(770) 644-3000
(Address of Principal Executive Offices)

Riverwood Holding, Inc. Stock Incentive Plan
Riverwood Holding, Inc. Supplemental Long-Term Incentive Plan
Riverwood Holding, Inc. 2002 Stock Incentive Plan
2003 Riverwood Holding, Inc. Long-Term Incentive Plan
2003 Riverwood Holding, Inc. Directors Stock Incentive Plan
Graphic Packaging Equity Incentive Plan
Graphic Packaging Non-Employee Director Plan
 (Full title of the Plans)

Edward W. Stroetz, Jr., Esq.
Secretary
Graphic Packaging Corporation
814 Livingston Court
Marietta, Georgia 30067
(Name and address of agent for service)

(770) 644-3000
(Telephone number, including area code, for agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $ 0.01 per share	34,619,768(1)	$3.925/$6.90	$191,522,580.20(2)	$17,620.08

(1)
Consists of shares of Common Stock offered pursuant to:

(a)
The Riverwood Holding, Inc. Stock Incentive Plan (the "1996 Stock Incentive Plan"), the Riverwood Holding Inc. Supplemental Long-Term Incentive Plan (the "1999 LTIP"), the Riverwood Holding, Inc. 2002 Stock Incentive Plan (the "2002 Stock Incentive Plan"), the 2003 Riverwood Holding, Inc. Long-Term Incentive Plan (the "2003 LTIP"), the 2003 Riverwood Holding, Inc. Directors Stock Incentive Plan (the "2003 Directors Plan"), the Graphic Packaging Equity Incentive Plan (the "Graphic Equity Plan") and the Graphic Packaging Non-Employee Director Plan (the "Graphic Directors Plan" and, together with the 1996 Stock Incentive Plan, 1999 LTIP, 2002 Stock Incentive Plan, 2003 LTIP, 2003 Directors Plan and Graphic Equity Plan, the "Plans.").

(b)
Such indeterminate number of additional shares as may be issuable pursuant to the recapitalization provisions under the Plans are hereby also registered.

(2)
Computed pursuant to Rule 457(h) solely for the purpose of determining the registration fee, based upon (1) an assumed price of $3.925 per share for 15,917,250 shares, which was the average of the high and low prices of the Company's common shares on August 21, 2003, as reported on the New York Stock Exchange and (2) the weighted average exercise price of $6.90 per share covering 18,702,518 outstanding options.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

        Incorporated by reference in this Registration Statement are the following documents filed by Graphic Packaging Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

  (a)
  The Company's Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Commission on April 15, 2003 as amended by the Form 10-K/A filed with the Commission on July 24, 2003;

  (b)
  The Company's Annual Report on Form 10-K/A for the year ended December 31, 2001 filed with the Commission on April 14, 2003;

  (c)
  The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003 filed with the Commission on May 15, 2003 as amended by the Form 10-Q/A filed with the Commission on July 24, 2003;

  (d)
  The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003 filed with the SEC on August 7, 2003;

  (e)
  The Company's Current Reports on Form 8-K filed with the Commission on March 27, 2003, August 13, 2003 and August 18, 2003; and

  (f)
  A description of the Company's common stock contained under the heading "Description of the Combined Company's Capital Stock—Common Stock" in the Company's prospectus which forms a part of the Company's Registration Statement on Form S-4, as amended (File No. 333-104928), as such form may be amended to update such description.

        All documents subsequently filed by the Company with the Commission pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the dates of filing of such documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    Description of Securities

        Not applicable.

Item 5.    Interests of Named Experts and Counsel

        The validity of the Common Stock will be passed upon for the Company by Debevoise & Plimpton, New York, New York. Franci J. Blassberg, Esq., a member of Debevoise & Plimpton, is married to Joseph L. Rice, III, who is a shareholder of the general partner of the general partner of Clayton, Dubilier & Rice Fund V Limited Partnership, one of the largest shareholders of the Company.

Item 6.    Indemnification of Directors and Officers

        The Company's certificate of incorporation provides that no director will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that this limitation on or exemption from liability is not permitted by the Delaware General Corporation Law (the "DGCL") and any amendments to that law. As currently enacted, the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

  •
  any breach of the director's duty of loyalty to the corporation or its stockholders;

  •
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  payments of unlawful dividends or unlawful stock repurchases or redemptions;

        or

  •
  any transaction from which the director derived an improper personal benefit.

        The principal effect of this limitation on liability provision is that a stockholder will be unable to recover monetary damages against a director for breach of fiduciary duty unless the stockholder can demonstrate that one of the exceptions listed in the DGCL applies. This provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws. The Company's certificate of incorporation does not eliminate its directors' fiduciary duties. The inclusion of this provision in the certificate of incorporation may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited the Company and its stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director's breach of his or her fiduciary duties.

        The DGCL provides that a corporation may indemnify its directors and officers as well as its other employees and agents against judgments, fines, amounts paid in settlement and expenses, including attorneys' fees, in connection with various proceedings, other than an action brought by or in the right of the corporation, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of an action brought by or in the right of the corporation, except that indemnification in such a case may only extend to expenses, including attorneys' fees, incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The Company's certificate of incorporation and, with regard to its officers, its by-laws, provide that the Company will indemnify its directors and officers to the fullest extent permitted by Delaware law. Under these provisions and subject to the DGCL, the Company is required to indemnify its directors and officers for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director's or officer's position with the Company or another entity that the director or officer serves as a director, officer, employee or agent at the Company's request, subject to various conditions, and to advance funds to the Company's directors and officers before final disposition of such proceedings to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in the best interest of the Company. The by-laws also specifically authorize the Company to maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Company, or is or was serving at the Company's request as a director, officer, employee or agent of another entity, against certain liabilities.

        The Company will also indemnify and hold harmless all past and present directors, officers, employees and agents of Graphic Packaging International Corporation, and its subsidiaries before the completion of the merger of Graphic Packaging International Corporation into the Company for losses in connection with any action arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such at or before the effective time of the merger. In addition, the Company will maintain, for a period of six years after the completion of the merger, policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Graphic Packaging International Corporation with respect to claims arising from facts or events that occurred at or before the effective time of the merger.

        Clayton, Dubilier & Rice ("CD&R"), CD&R Fund V Limited Partnership (the "CD&R Fund"), the Company (as successor to Riverwood Holding, Inc.), Graphic Packaging International, Inc. (as successor to Riverwood International Corporation) and Graphic Packaging Holdings, Inc. (as successor to RIC Holding, Inc.) are parties to an indemnification agreement dated as of March 27, 1996, pursuant to which the Company and Graphic Packaging International, Inc. have agreed to indemnify CD&R, the CDR Fund, CD&R Associates V Limited Partnership ("Associates V"), and CD&R Associates II, Inc. ("Associates II"), together with any other general partner of Associates V, and their respective directors, officers, partners, employees, agents, advisors, representatives and controlling persons against certain liabilities arising under the federal securities laws and certain other claims and liabilities.

Item 7.    Exemption from Registration Claimed

        Not applicable.

Item 8.    Exhibits

        An Exhibit Index, containing a list of all exhibits filed with this registration statement, is included on page 8.

Item 9.    Undertakings

  (a)
  Rule 415 Offering.    The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i)  To include any Prospectus required by section 10(a)(3) of the Securities Act, unless the information is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

             (ii)  To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless the information is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   Subsequent Exchange Act Documents.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Indemnification.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Marietta, Georgia on the 27th day of August, 2003.

GRAPHIC PACKAGING CORPORATION
By:	/s/ EDWARD W. STROETZ, JR. Edward W. Stroetz, Jr. Secretary

        Each person whose signature appears below does hereby make, constitute and appoint Stephen M. Humphrey, Edward W. Stroetz, Jr. and Daniel J. Blount, and each of them, with full power to act without the others, his true and lawful attorney-in-fact and agent, in his name, place and stead to execute on his behalf, as a director of Graphic Packaging Corporation (the "Company"), the Registration Statement of the Company on Form S-8 (the "Registration Statement") for the registration of shares of the Company's common stock, par value $0.01 per share ("Common Stock"), in connection with the Riverwood Holding, Inc. Stock Incentive Plan, Riverwood Holding, Inc. Supplemental Long-Term Incentive Plan, Riverwood Holding, Inc. 2002 Stock Incentive Plan, 2003 Riverwood Holding, Inc. Long-Term Incentive Plan, 2003 Riverwood Holding, Inc. Directors Stock Incentive Plan, Graphic Packaging Equity Incentive Plan and Graphic Packaging Non-Employee Director Plan and any and all amendments (including post-effective amendments) to the Registration Statement, and file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933 (the "Act"), and any and all other instruments which any of said attorneys-in-fact and agents deems necessary or advisable to enable the Company to comply with the Act, the rules, regulations and requirements of the SEC in respect thereof, and the securities or Blue Sky laws of any State or other governmental subdivision, giving and granting to each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing whatsoever necessary or appropriate to be done in and about the premises as fully to all intents as he might or could do if personally present at the doing thereof, with full power of substitution and resubstitution, hereby ratifying and confirming all that his said attorneys-in-fact and agents or substitutes may or shall lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ STEPHEN M. HUMPHREY Stephen M. Humphrey	President and Chief Executive Officer (Principal Executive Officer) and Director	August 27, 2003
/s/ DANIEL J. BLOUNT Daniel J. Blount	Senior Vice President, Integration (Principal Accounting and Financial Officer)	August 27, 2003
/s/ JEFFREY H. COORS Jeffrey H. Coors	Director	August 27, 2003
/s/ KEVIN J. CONWAY Kevin J. Conway	Director	August 27, 2003
/s/ G. ANDREA BOTTA G. Andrea Botta	Director	August 27, 2003
/s/ JOHN D. BECKETT John D. Beckett	Director	August 27, 2003
/s/ HAROLD R. LOGAN, JR. Harold R. Logan, Jr.	Director	August 27, 2003
/s/ JOHN R. MILLER John R. Miller	Director	August 27, 2003
/s/ MARTIN D. WALKER Martin D. Walker	Director	August 27, 2003

Index to Exhibits

Exhibit No.	Description of Exhibit
4.1	Form of Specimen Common Stock Certificate (filed as Exhibit 4.1 to the Registration Statement of Graphic Packaging Corporation on Form S-4 (File No. 333-104928), as amended) incorporated herein by reference.
4.2
Rights Agreement, dated as of August 7, 2003, between Riverwood Holding, Inc., now known as Graphic Packaging Corporation and Wells Fargo Bank Minnesota, N.A. Filed as Exhibit 4.1 to Graphic Packaging Corporation's Form 8-K filed with the Commission on August 13, 2003 and incorporated by reference herein.
5	Opinion of Debevoise & Plimpton (filed herewith).
23.1	Consent of PricewaterhouseCoopers LLP (filed herewith).
23.2	Consent of Deloitte & Touche LLP (filed herewith)
23.3	Consent of Debevoise & Plimpton (included in Exhibit 5).
24	Powers of Attorney (filed herewith — included on the signature pages of this Registration Statement).

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference
  Item 4. Description of Securities
  Item 5. Interests of Named Experts and Counsel
  Item 6. Indemnification of Directors and Officers
  Item 7. Exemption from Registration Claimed
  Item 8. Exhibits
  Item 9. Undertakings
SIGNATURES
Index to Exhibits